Exhibit 99.1
CONTACT:	S. Leslie Jewett (714) 436-6540 ljewett@calfirstbancorp.com

CFNB REPORTS SECOND QUARTER 2002 EPS OF $.32

SANTA ANA, CALIFORNIA, January 23, 2002 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $3.6 million for the second quarter ended December 31, 2001, unchanged from net earnings of $3.6 million for the second quarter of fiscal 2001. Diluted earnings per share for the second quarter increased to $0.32 per share, compared to $0.31 per share for the second quarter of the prior year, benefiting from a lower number of common shares outstanding. For the six months ended December 31, 2001, net earnings decreased 13% to $6.6 million, compared to $7.6 million for the first six months of fiscal 2001. Earnings per share were $.58 for the first six months of fiscal 2002, down 12% from $.66 per share reported for the same period of fiscal 2001.

In conjunction with the release of its second quarter results, CalFirst Bancorp is implementing a change to its income statement presentation. This action is intended to make CFNB's income statement presentation and analysis more comparable to other bank holding companies. The new presentation has no impact on CalFirst Bancorp's reported pretax or net earnings, but will result in the elimination of certain separate revenue and related expense amounts, as income from certain areas are now presented on a net basis in "other income". Prior year financial information will be restated to reflect this new presentation format.

For the second quarter ended December 31, 2001, net direct finance and interest income decreased 25% to $3.8 million, compared to $5.1 million for the second quarter of fiscal 2001. This is primarily due to lower interest income resulting from lower interest rates earned on the Company's cash and investment balances and a significant increase in the provision for credit losses, that, in part, was offset by a 6% increase in direct finance income from a larger investment in capital leases. Other income increased 4% to $5.6 million, compared to $5.4 million during the second quarter of fiscal 2001. The increase reflects a significant increase in the gain on sales of leased property, offset by a decrease in income from sales-type leases resulting from fewer lease extensions. As a result of the foregoing, gross profit of $9.5 million for the second quarter of fiscal 2002 decreased 10% from $10.5 million reported for the second quarter of the prior year.

For the six months ending December 31, 2001, net direct finance and interest income decreased 31% to $7.2 million, compared to $10.3 million for the first six months of fiscal 2001. The decrease reflects lower interest income as a result of the decline in interest rates earned on cash and investments, and a significant increase in the provision for credit losses, offset by an 8% increase in direct finance income. Other income decreased 1%, to $10.9 million, compared to $11.1 million during the first half of fiscal 2001. This included a significant increase in the gain on sales of leased property, offset by a decrease in income from sales-type leases resulting from fewer lease extensions. Gross profit of $18.1 million for the first six months of fiscal 2002 decreased 16% from $21.4 million reported for the same period of the prior year.

During the second quarter, CalFirst Bancorp's S,G&A expenses decreased by 22% to $3.6 million, compared to $4.7 million during the second quarter of fiscal 2001. For the first six months, S,G&A expenses decreased by 19% from the prior year. The decrease in S,G&A expenses for both periods is primarily the result of steps taken to lower sales and overhead expenses during a period of economic uncertainty.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated that "Second quarter earnings continue to be affected by the difficult credit and economic environment. Concerns with the outlook for certain lease investments resulted in an additional provision for credit losses during the second quarter. The Company's income from lease renewals and sales of leased property during the second quarter was relatively unchanged from the prior year, but was down for the six month period. This decrease was due in part to certain credit factors that lowered the Company's income recognition from end of term transactions. While our volume of new lease originations during the second quarter was up from the first quarter of fiscal 2002 and the second quarter of last year, year to date originations are still lagging behind the first six months of fiscal 2001. During the first six months of fiscal 2002, California First National Bank ("CalFirst Bank") began contributing to operations as it began booking its own lease originations and lease receivable acquisitions during the second quarter. CalFirst Bank incurred a loss during the first six months of fiscal 2002, and is expected to incur losses for the balance of this year."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2001 Annual Report on Form 10-K.

#####

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings
(000's except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2001	2000	2001	2000

Direct finance income	$ 4,401	$ 4,169	$ 8,730	$ 8,073
Interest income on investments	$ 360	$ 944	$ 885	$ 2,275
Total direct finance and interest income	$ 4,761	$ 5,113	$ 9,615	$ 10,348

Interest expense on deposits	$ 17	$ -	$ 23	$ -
Provision for credit losses	$ 904	$ -	$ 2,436	$ -

Net direct finance and interest income
after provision for credit losses	$ 3,840	$ 5,113	$ 7,156	$ 10,348
Other income
Operating and sales-type lease income	$ 601	$ 2,606	$ 2,339	$ 6,055
Gain on sale of leases and leased property	$ 4,920	$ 2,663	$ 7,756	$ 4,825
Other income	$ 116	$ 132	$ 848	$ 215
Total other income	$ 5,637	$ 5,401	$ 10,943	$ 11,095

Gross Profit	$ 9,477	$ 10,514	$ 18,099	$ 21,443

Selling, general and administrative expenses	$ 3,634	$ 4,655	$ 7,398	$ 9,151

Earnings before income taxes	$ 5,843	$ 5,859	$ 10,701	$ 12,292

Income taxes	$ 2,250	$ 2,256	$ 4,120	$ 4,733

Net earnings	$ 3,593	$ 3,603	$ 6,581	$ 7,559

Basic earnings per share	$ 0.32	$ 0.32	$ 0.59	$ 0.66
Diluted earnings per share	$ 0.32	$ 0.31	$ 0.58	$ 0.66

Weighted average common shares outstanding	11,228	11,335	11,230	11,375
Diluted number of common shares outstanding	11,380	11,491	11,408	11,494

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	December 31, 2001	June 30, 2001
ASSETS	(Unaudited)	(Audited)
Cash and short term investments	$ 71,161	$ 59,089
Federal Reserve Bank Stock	600	600
Net receivables	11,624	9,655
Property for transactions in process	19,841	20,490
Net investment in capital leases	112,817	116,288
Other assets	1,946	9,544
Discounted lease rentals assigned to lenders	90,106	121,000
	$308,095	$336,666
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 1,267	$ 623
Income taxes payable, including deferred taxes	17,896	21,556
Deposits	1,805	70
Other liabilities	12,226	14,164
Nonrecourse debt	90,106	121,000
Total liabilities	123,300	157,413
Stockholders' Equity	184,795	179,253
	$308,095	$336,666